Exhibit 99.1

HCW Biologics Secures up to $10.0 Million in Cash Through Debt Financing

Provides funding needed to complete HCW9302 Phase 1 study in alopecia areata and establish Recommended Phase 2 Dose

MIRAMAR, Fla., November 5, 2026 (GLOBE NEWSWIRE) — HCW Biologics Inc. (the “Company” or “HCW Biologics”) (NASDAQ: HCWB), a U.S.-based clinical-stage biopharmaceutical company and leading developer in novel multi-functional fusion immunotherapeutics, for treatments of autoimmune diseases, cancer, and senescence-associated dysplasia, today announced that the Company secured up to $10.0 million in cash to fund the clinical and operating activities necessary to complete the dose-escalating Phase 1 study evaluating HCW9302 as a monotherapy for the treatment of alopecia areata and establishing the Recommended Phase 2 Dose which is expected in the first quarter of 2027. On November 4, 2026, the Company closed on a debt financing, which provided $3.0 million upon closing and access to $7.0 million in additional funding, subject to certain conditions.

About HCW Biologics:

HCW Biologics Inc. (the “Company”) (NASDAQ: HCWB) is a clinical-stage biopharmaceutical company developing transformative fusion immunotherapeutics for the treatment of diseases promoted by chronic inflammation, including autoimmune diseases, cancer, and senescence-associated dysplasia. HCW Biologics is the leader in creation of multivalent immunotherapeutics with a unique protein-based scaffold, without the antibody Fc domain. The Company’s immunotherapeutics represent a new class of drugs that it believes have the potential to fundamentally change the treatment of proinflammatory and senescence-associated diseases and conditions that are promoted by chronic inflammation —and in doing so, improve patients’ quality of life and possibly extend longevity. A key aspect of the Company’s clinical development and financing strategy is to focus on its business development programs, including its commercial-ready reagents to be used in the production of immunotherapeutics for cancer and infectious diseases. To date, the Company has entered into two licensing agreements in which it has licensed exclusive, worldwide rights for some of its proprietary molecules. See the Company Pipeline at https://hcwbiologics.com/pipeline/

Forward Looking Statements:

Statements in this press release contain “forward-looking statements” that are subject to substantial risks and uncertainties. These statements are made under the “safe harbor” provisions of the U.S. Private Securities Litigation Reform Act of 1995. Forward-looking statements contained in this press release may be identified by the use of words such as “anticipate,” “expect,” “believe,” “will,” “may,” “should,” “estimate,” “project,” “outlook,” “forecast” or other similar words and include, successfully completing Phase 1 study to evaluate HCW9302 in alopecia areata; timing of a Phase 1 readout for the HCW9302 study in the first quarter of 2027; completing of the dosing of four dose-escalating cohorts by the first quarter of 2027; results of the evaluations of HCW9302 in the Phase 1 study including dose-limiting toxicities; whether the funding secured will be adequate to reach the Phase 1 readout for the HCW9302 study. Forward-looking statements are based on the Company’s current expectations and are subject to inherent uncertainties, risks and assumptions that are difficult to predict. Further, certain forward-looking statements are based on assumptions as to future events that may not prove to be accurate. Factors that could cause actual results to differ include, but are not limited to, the risks and uncertainties that are described in the section titled “Risk Factors” in the annual report on Form 10-K filed with the United States Securities and Exchange Commission (the “SEC”) on March 31, 2026 and in other filings filed from time to time with the SEC.

Company Contact:

Rebecca Byam

Chief Financing Officer

HCW Biologics Inc.

RebeccaByam@hcwbiologics.com